Exhibit 33.2

Report on Assessment of Compliance with Regulation AB Servicing Criteria

Midland Loan Services ("Midland"), a division of PNC Bank, National Association, is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122 (d) of Regulation AB of the Securities and Exchange Commission ("Regulation AB") relating to its role in the servicing of commercial mortgage-backed securities transactions.

Midland has assessed its compliance with the applicable servicing criteria as of and for the year ended December 31, 2011. In making this assessment, Midland used the criteria set forth by the Securities and Exchange Commission ("SEC") in Item 1122(d) of Regulation AB. This report covers the commercial mortgage-backed securities transactions (the "Platform").

Based on such assessment, Midland believes that, as of and for the year ended December 31, 2011, Midland has complied in all material respects with the servicing criteria set forth in Item 1122(d) of Regulation AB relating to its role in the servicing of commercial mortgage-backed securities transactions, except for servicing criteria 1122(d)(l)(iii), 1122(d)(3)(i)(B), 1122(d)(3)(i)(C), 1122(d)(3)(i)(D), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), and 1122(d)(4)(xv), which Midland has determined as being inapplicable to the activities it performs with respect to the commercial mortgage-backed securities transactions being serviced (the "applicable servicing criteria").

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on Midland's assessment of compliance with the applicable servicing criteria as of and for the year ended December 31, 2011.

MIDLAND LOAN SERVICES

a division of PNC Bank, National Association

/s/ Steven W. Smith	/s/ Robert D. Gahagan	/s/Bradley J. Hauger

Steven W. Smith	Robert D. Gahagan	Bradley J. Hauger
Executive Vice President	Vice President	Senior Vice President

Date: February 24, 2012

Member of The PNC Financial Services Group

10851 Mastin Boulevard    Overland Park, Kansas 66210

800-327-8083

www.pnc.com/midland